4 Parkway North, Suite 400
Deerfield, IL 60015
Contact:	Dan Aldridge, Director of Investor Relations
847-405-2530 - daldridge@cfindustries.com

CF Industries Holdings, Inc. Reports Second Quarter
Net Earnings of $47 Million and EBITDA of $329 Million;
Adjusted Net Earnings of $77 Million and Adjusted EBITDA of $342 Million

Healthy Price Realizations in a Supply-Driven Market
Record Quarterly Sales Volume of Over 4.5 Million Product Tons
New Donaldsonville Ammonia Plant Expected to Begin Production in the Third Quarter
New Port Neal Ammonia Plant Mechanically Complete

DEERFIELD, IL—August 3, 2016—CF Industries Holdings, Inc. (NYSE: CF), the global leader in nitrogen fertilizer manufacturing and distribution, today announced results for its second quarter ended June 30, 2016.

Second Quarter Highlights

▪	Net earnings of $47 million, or $0.20 per diluted share; adjusted net earnings(1) of $77 million, or $0.33 per diluted share(1)

▪	EBITDA(2) of $329 million; adjusted EBITDA(2) of $342 million

▪
Accelerated depreciation on capital additions driving a tax refund of approximately $690 million in 2017 from carrybacks of current year tax losses to prior tax years, which is based on the timing of the completion of certain capital projects

▪	New Donaldsonville, LA, ammonia plant expected to begin production during the third quarter of 2016

▪	New Port Neal, IA, ammonia plant is mechanically complete

◦	Offsites and utilities are complete and operational

◦	Ammonia production is expected to begin late in the third quarter, or beginning of the fourth quarter of 2016, with the urea plant to follow closely thereafter

▪	Record UAN production in the quarter of 1.8 million tons

▪	Ammonia production was 99 percent of stated capacity

Year to Date Highlights

▪	Net earnings of $73 million or $0.31 per diluted share; adjusted net earnings(1) of $170 million or $0.72 per diluted share(1)

▪	EBITDA(2) of $536 million; adjusted EBITDA(2) of $642 million
_________________________________________________________________________

(1)	See reconciliations of adjusted net earnings and adjusted net earnings per diluted share to the most directly comparable GAAP measures in the tables accompanying this release.

(2)
EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

Overview of Results

CF Industries Holdings, Inc., today announced second quarter 2016 net earnings attributable to common stockholders of $47 million, or $0.20 per diluted share, and EBITDA of $329 million. Adjusted net earnings was $77 million, or $0.33 per diluted share, and adjusted EBITDA for the second quarter of 2016 was $342 million. These results compare to second quarter 2015 net earnings attributable to common stockholders of $352 million, or $1.49 per diluted share, and EBITDA of $670 million. Adjusted net earnings was $380 million, or $1.61 per diluted share, and adjusted EBITDA was $708 million for the second quarter of 2015. These results include a realized loss on natural gas hedges of $61 million for the second quarter of 2016, compared to a realized loss on natural gas hedges of $5 million for the second quarter of 2015.

For the first six months of 2016, net earnings attributable to common stockholders was $73 million, or $0.31 per diluted share, and EBITDA was $536 million. Adjusted net earnings was $170 million, or $0.72 per diluted share, and adjusted EBITDA was $642 million for the first six months of 2016. These results compare to the first six months of 2015 net earnings attributable to common stockholders of $583 million, or $2.44 per diluted share, and EBITDA of $1.16 billion. Adjusted net earnings for the first six months of 2015 was $600 million, or $2.52 per diluted share, and adjusted EBITDA was $1.18 billion. These results include a realized loss on natural gas hedges of $117 million for the first six months of 2016, compared to a realized loss on natural gas hedges of $37 million for the first six months of 2015.

Included in the company's reported earnings is the $150 million payment made to OCI N.V. in connection with the May 22, 2016 termination of the combination agreement between the company and OCI.

As of June 30, 2016, the company has prepaid income taxes in the amount of $855 million. This includes approximately $690 million from the carryback of certain U.S. tax losses from the current year to prior year periods, which is based on the timing of the completion of certain capital projects. These U.S. tax losses are primarily related to tax depreciation of the capital additions that have been and are expected to be placed into service in 2016.  The refund related to this tax loss carryback is expected to be received in 2017.

Net sales decreased in the second quarter of 2016 to $1.13 billion from $1.31 billion in the same period last year due to lower average selling prices across all segments. The decrease was partially offset by an increase in sales volume, including the impacts of the company's capacity expansion projects and the inclusion of CF Fertilisers UK. Selling prices were negatively impacted by continued oversupply of nitrogen driven by global nitrogen capacity additions, coupled with lower energy and ocean freight costs, and softer global ammonia demand from industrial users, including phosphate fertilizer production.

In North America, solid demand at the beginning of April initially supported selling prices in the second quarter of 2016, but several weeks of wet and cool weather delayed fertilizer applications. Additionally, a high level of imported products that arrived in late April and into May subsequently pressured prices.

Cost of sales decreased 3 percent in the second quarter of 2016 compared to the second quarter of 2015 due primarily to an unrealized net mark-to-market gain on natural gas derivatives of $211 million, compared to an unrealized net mark-to-market gain on natural gas derivatives of $19 million in the second quarter of 2015. The decrease was partially offset by a realized loss on natural gas hedges of $61 million compared to a realized loss on natural gas derivatives of $5 million in the prior year's comparable period, as well as the inclusion of CF Fertilisers UK in the company's second quarter 2016 financial results.

The new ammonia plant at Donaldsonville, LA, is expected to begin production during the third quarter of 2016. At Port Neal, IA, the new ammonia plant complex is mechanically complete, and the offsites and utilities are complete and operational. Ammonia production is expected to begin late in the third quarter, or beginning of the fourth quarter of 2016, with the urea plant to follow closely thereafter.

“Our plants ran well and we set all-time records for production and sales volume while achieving healthy price realizations, despite difficult market conditions," said Tony Will, president and chief executive officer, CF Industries Holdings, Inc.

In the second quarter of 2016, the average cost of natural gas in cost of sales for the company was $2.85 per MMBtu, which includes a realized loss of $0.75 per MMBtu on natural gas hedges, totaling $61 million. This compares to the average cost of natural gas in cost of sales of $2.86 per MMBtu, which includes a realized loss of $0.07 per MMBtu on natural gas hedges for the second quarter of 2015, totaling $5 million. During the second quarter of 2016, the average price of natural gas at Henry Hub in North America was $2.10 per MMBtu, and the average price of natural gas at the National Balancing Point in the United Kingdom was $4.50 per MMBtu.

The company did not enter into any additional natural gas hedges in the second quarter of 2016.

CHS Distribution

On July 31, 2016, the Board of Managers of CF Industries Nitrogen, LLC approved a distribution payment to CHS of approximately $75 million, which was paid on August 1, 2016. This total is comprised of approximately $30 million related to February and March 2016, and approximately $45 million related to the second quarter of 2016.

Outlook

The demand outlook for the 2017 fertilizer season is positive as major nitrogen-consuming markets are expected to see continued increases in product applications. However, abundant nitrogen supply will continue to pressure global pricing as new ammonia, urea and UAN production come on line in the second half of 2016. Additional urea and UAN production capacity in North America is scheduled to come on line in the first or second quarter of 2017 with global capacity additions declining significantly thereafter. As a result, the company expects a continued challenging price environment through 2017, which will economically pressure high-cost producers, leading to decreases in exports, additional production curtailments, and permanent shutdowns. A lack of meaningful new construction activity after the middle of 2017, coupled with capacity closures, is expected to lead to price recovery in 2018 and beyond. In the near-

term and longer-term, North American producers should remain at the very low end of the cost curve due to the plentiful supply of North American natural gas.

Capital Expenditures

The company expects to have total capital expenditures for 2016 in the range of $2.0 billion to $2.2 billion, of which $1.6 billion to $1.7 billion will be for the capacity expansion projects and $450 million to $500 million for sustaining, improvement, and other projects.

Increases in planned capital expenditures associated with the capacity expansion projects resulted from delays in completion time related to labor productivity and performance of third-party contractors.

Liquidity

On July 29, 2016, the company amended its senior unsecured revolving credit agreement to reduce the size of the facility from $2.0 billion back to the $1.5 billion in place prior to the announcement of the OCI transaction, and to increase the maximum total net leverage covenant (net debt to trailing twelve month EBITDA) from the third quarter of 2016 through the fourth quarter of 2017. As of June 30, 2016, the covenant specified a net leverage ratio not greater than 3.75x. As of July 29, 2016, this has been amended as follows:

•	5.25x from the third quarter of 2016 through the first quarter of 2017;

•	5.00x in the second quarter of 2017;

•	4.75x in the third quarter of 2017;

•	4.00x in the fourth quarter of 2017; and

•	3.75x in the first quarter of 2018 and beyond.

The company is in the process of seeking a similar amendment to modify the total net leverage covenant under the note purchase agreement governing the company’s outstanding senior notes due 2022, 2025 and 2027. As of June 30, 2016, the company was in compliance with all covenants under the credit agreement and note purchase agreement.

“We remain firmly committed to our investment grade credit ratings. Through this period of depressed nitrogen prices, we are keenly focused on maximizing our liquidity and balance sheet strength. This will give us the flexibility to retire maturing debt in 2018 if that becomes necessary," said Will. "In addition, we believe it is prudent to suspend share repurchases and allow the current share repurchase authorization to expire in December 2016."

Consolidated Results

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,134	$1,311	$2,138	$2,265
Cost of sales	607	625	1,394	1,163
Gross margin	$527	$686	$744	$1,102

Gross margin percentage	46.5%	52.3%	34.8%	48.6%

Net earnings attributable to common stockholders	$47	$352	$73	$583
Adjusted net earnings (1)	$77	$380	$170	$600

Net earnings per diluted share	$0.20	$1.49	$0.31	$2.44
Adjusted net earnings per diluted share(1)	$0.33	$1.61	$0.72	$2.52

EBITDA(1)	$329	$670	$536	$1,156
Adjusted EBITDA(1)	$342	$708	$642	$1,178

Tons of product sold (000s)	4,557	3,611	8,608	6,523

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$2.10	$2.79	$2.29	$3.10
Realized derivatives loss in cost of sales(3)	0.75	0.07	0.77	0.31
Cost of natural gas in cost of sales	$2.85	$2.86	$3.06	$3.41

Average daily market price of natural gas (per MMBtu):
Henry Hub	$2.10	$2.72	$2.04	$2.80
National Balancing Point UK	$4.50	$6.85	$4.43	$7.06

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(211)	$(19)	$(190)	$(47)

Capital expenditures	$703	$587	$1,379	$1,032

Production volume by product tons (000s):
Ammonia(4)	1,991	1,843	3,994	3,660
Granular urea	808	593	1,627	1,218
UAN (32%)	1,771	1,484	3,289	2,914
AN	386	202	817	431
_______________________________________________________________________________

(1)	See reconciliations of EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per diluted share to the most directly comparable GAAP measures in the tables accompanying this release.

(2)	Includes the cost of natural gas that is included in cost of sales during the period under the first-in, first-out (FIFO) inventory cost method.

(3)	Includes the realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(4)	Gross ammonia production including amounts subsequently upgraded into other products.

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated nitrogen fertilizer, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen product that the company upgrades into other nitrogen fertilizers such as urea, UAN solution, and AN.

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$358	$599	$625	$887
Cost of sales	152	260	356	428
Gross margin	$206	$339	$269	$459

Gross margin percentage	57.5%	56.6%	43.0%	51.8%

Sales volume by product tons (000s)	870	1,060	1,607	1,591
Sales volume by nutrient tons (000s)(1)	713	870	1,318	1,305

Average selling price per product ton	$411	$565	$389	$557
Average selling price per nutrient ton(1)	502	689	474	679

Gross margin per product ton	$237	$320	$167	$288
Gross margin per nutrient ton(1)	289	390	204	352

Depreciation and amortization	$19	$21	$40	$43

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(69)	$(4)	$(62)	$(11)
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 Second Quarter and first six months periods:

•
Ammonia sales volume increased slightly for the first six months of 2016 compared to the comparable period in 2015. An early start to spring applications drew sales into the first quarter of 2016 from the second quarter of 2016, however, year-to-date results were strong.

•	Ammonia average selling prices decreased due to an increase in global nitrogen supply driven by capacity additions coupled with lower energy and ocean freight costs.

•	Ammonia gross margin per ton decreased due to lower average selling prices which were partially offset by an increase in unrealized net mark-to-market gains on natural gas derivatives.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen fertilizers.

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$240	$211	$475	$423
Cost of sales	118	92	293	192
Gross margin	$122	$119	$182	$231

Gross margin percentage	50.8%	56.2%	38.3%	54.5%

Sales volume by product tons (000s)	972	600	1,891	1,216
Sales volume by nutrient tons (000s)(1)	447	276	870	559

Average selling price per product ton	$247	$352	$251	$348
Average selling price per nutrient ton(1)	537	764	546	757

Gross margin per product ton	$126	$198	$96	$190
Gross margin per nutrient ton(1)	273	430	209	413

Depreciation and amortization	$25	$10	$50	$20

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(55)	$(5)	$(49)	$(12)
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 Second Quarter and first six months periods:

•	Granular urea sales volume increased due to increased production as a result of the company's new urea plant coming on line at Donaldsonville, LA.

•	Granular urea average selling price per ton decreased due to increased global nitrogen supply driven by capacity additions coupled with lower energy and ocean freight costs.

•	Granular urea gross margin per ton decreased due to lower average selling prices which were partially offset by an increase in unrealized net mark-to-market gains on natural gas derivatives.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid fertilizer product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$370	$407	$679	$763
Cost of sales	197	205	428	402
Gross margin	$173	$202	$251	$361

Gross margin percentage	46.8%	49.7%	37.0%	47.3%

Sales volume by product tons (000s)	1,832	1,504	3,284	2,821
Sales volume by nutrient tons (000s)(1)	577	475	1,034	889

Average selling price per product ton	$202	$271	$207	$271
Average selling price per nutrient ton(1)	641	858	657	858

Gross margin per product ton	$94	$135	$76	$128
Gross margin per nutrient ton(1)	300	427	243	406

Depreciation and amortization	$59	$46	$117	$97

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(65)	$(8)	$(59)	$(20)
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 Second Quarter and first six months periods:

•
UAN sales volume increased due to an increase in production as a result of the company's new UAN plant coming on line at Donaldsonville, LA, in the first quarter of 2016, as well as increased demand resulting from favorable application conditions late in the second quarter 2016.

•	UAN average selling price per ton decreased due to increased global nitrogen supply driven by capacity additions coupled with lower energy and ocean freight costs.

•	UAN gross margin per ton decreased due to lower average selling prices which were partially offset by an increase in unrealized net mark-to-market gains on natural gas derivatives.

AN Segment

CF Industries' AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29% to 35%, and also is used by industrial customers for commercial explosives and blasting systems. AN is produced at the company's Yazoo City, Mississippi; Billingham, United Kingdom; and Ince, United Kingdom, complexes.

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$90	$48	$215	$99
Cost of sales	90	39	202	82
Gross margin	$—	$9	$13	$17

Gross margin percentage	—%	18.8%	6.0%	17.2%

Sales volume by product tons (000s)	453	224	1,011	448
Sales volume by nutrient tons (000s)(1)	154	77	342	154

Average selling price per product ton	$199	$214	$213	$221
Average selling price per nutrient ton(1)	584	623	629	643

Gross margin per product ton	$—	$40	$13	$38
Gross margin per nutrient ton(1)	—	117	38	110

Depreciation and amortization	$28	$12	$50	$24

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(9)	$(2)	$(8)	$(4)
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 Second Quarter and first six months periods:

•	AN sales volume was higher due to the inclusion of CF Fertilisers UK sales.

•	AN average selling price per ton decreased primarily due to declining domestic agricultural demand.

•
AN gross margin per ton decreased primarily due to lower average selling prices, which were partially offset by an increase in unrealized net mark-to-market gains on natural gas derivatives. In the second quarter of 2016, gross margin per ton was also negatively impacted by fixed cost write-offs associated with plant downtime at the Yazoo City, MS, plant resulting from a tower switch out as part of the complex conversion to industrial-grade AN when compared to the second quarter of 2015.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(dollars in millions, except per ton amounts)
Net sales	$76	$46	$144	$93
Cost of sales	50	29	115	59
Gross margin	$26	$17	$29	$34

Gross margin percentage	34.2%	37.0%	20.1%	36.6%

Sales volume by product tons (000s)	430	223	815	447
Sales volume by nutrient tons (000s)(1)	84	45	157	88

Average selling price per product ton	$177	$206	$177	$208
Average selling price per nutrient ton(1)	905	1,022	917	1,057

Gross margin per product ton	$60	$76	$36	$76
Gross margin per nutrient ton(1)	310	378	185	386

Depreciation and amortization	$12	$4	$22	$15

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(13)	$—	$(12)	$—
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

Comparison of 2016 to 2015 Second Quarter and first six months periods:

•	Other segment volume was higher due to the inclusion of CF Fertilisers UK sales.

•	Other segment average selling price per ton decreased due to increased global nitrogen supply driven by capacity additions coupled with lower energy and ocean freight costs.

•	Other segment gross margin per ton decreased primarily due to lower average selling prices which were partially offset by an increase in unrealized net mark-to-market gains on natural gas derivatives.

Environmental, Health & Safety Performance

As of June 30, 2016, CF Industries' 12-month rolling average recordable incident rate was 1.06 incidents per 200,000 work-hours.

Dividend Payment

On July 21, 2016, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on August 31, 2016 to stockholders of record as of August 15, 2016.

Conference Call

CF Industries will hold a conference call to discuss its second quarter 2016 results at 9:00 a.m. ET on Thursday, August 4, 2016. This conference call will include discussion of CF Industries' business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States, Canada and the United Kingdom, and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns a 50 percent interest in an ammonia facility in The Republic of Trinidad and Tobago. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, adjusted EBITDA, adjusted net earnings, and adjusted net earnings per diluted share, which are non-GAAP financial measures, provide additional meaningful information regarding the company's performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, adjusted EBITDA, adjusted net earnings, and adjusted net earnings per diluted share included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, adjusted EBITDA, adjusted net earnings, and adjusted net earnings per diluted share to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.”

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict” or “project” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the volatility of natural gas prices in North America and Europe; the cyclical nature of the Company’s business and the agricultural sector; the global commodity nature of the Company’s fertilizer products, the impact of global supply and demand on the Company’s selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; risks associated with cyber security; weather conditions; the Company’s ability to complete its production capacity expansion projects on schedule as planned, on budget or at all; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; the Company’s reliance on a limited number of key facilities; risks associated with the operation or management of the strategic venture with CHS Inc. (the "CHS Strategic Venture"); risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS Inc. over the life of the supply agreement and the risk that any challenges related to the CHS Strategic Venture will harm the Company's other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; losses on the Company’s investments in securities; deterioration of global market and economic conditions; and the Company’s ability to manage its indebtedness.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual report on Form 10-K, which is available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(in millions, except per share amounts)
Net sales	$1,134	$1,311	$2,138	$2,265
Cost of sales	607	625	1,394	1,163
Gross margin	527	686	744	1,102
Selling, general and administrative expenses	52	38	97	78
Transaction costs	165	—	179	—
Other operating—net	63	23	124	41
Total other operating costs and expenses	280	61	400	119
Equity in (losses) earnings of operating affiliates	(9)	5	(9)	14
Operating earnings	238	630	335	997
Interest expense	61	29	99	63
Interest income	(1)	—	(2)	(1)
Other non-operating—net	—	—	(2)	—
Earnings before income taxes and equity in losses of non-operating affiliates	178	601	240	935
Income tax provision	95	200	110	313
Equity in losses of non-operating affiliates—net of taxes	—	(36)	—	(21)
Net earnings	83	365	130	601
Less: Net earnings attributable to noncontrolling interests	36	13	57	18
Net earnings attributable to common stockholders	$47	$352	$73	$583

Net earnings per share attributable to common stockholders:
Basic	$0.20	$1.50	$0.31	$2.45
Diluted	$0.20	$1.49	$0.31	$2.44

Weighted-average common shares outstanding:
Basic	233.3	235.2	233.2	237.4
Diluted	233.5	236.1	233.5	238.3

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30, 2016	December 31, 2015
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$2,008	$286
Restricted cash	7	23
Accounts receivable—net	239	267
Inventories	231	321
Prepaid income taxes	855	185
Other current assets	34	45
Total current assets	3,374	1,127
Property, plant and equipment—net	9,413	8,539
Investments in affiliates	289	298
Goodwill	2,363	2,390
Other assets	323	329
Total assets	$15,762	$12,683

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$742	$918
Income taxes payable	1	5
Customer advances	13	162
Other current liabilities	17	130
Total current liabilities	773	1,215
Long-term debt	5,540	5,537
Deferred income taxes	1,787	916
Other liabilities	497	628
Equity:
Stockholders' equity	3,984	4,035
Noncontrolling interests	3,181	352
Total equity	7,165	4,387
Total liabilities and equity	$15,762	$12,683

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(in millions)
Operating Activities:
Net earnings	$83	$365	$130	$601
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	181	104	327	219
Deferred income taxes	839	(6)	875	(6)
Stock-based compensation expense	5	4	9	8
Excess tax benefit from stock-based compensation	—	(1)	—	(2)
Unrealized gain on derivatives	(207)	(32)	(189)	(43)
Loss on sale of equity method investments	—	43	—	43
Loss on disposal of property, plant and equipment	1	8	4	14
Undistributed losses (earnings) of affiliates—net of taxes	5	2	1	(16)
Changes in:
Accounts receivable—net	20	(28)	24	(4)
Inventories	65	60	81	(8)
Accrued and prepaid income taxes	(650)	(54)	(673)	30
Accounts payable and accrued expenses	(61)	(22)	(67)	(33)
Customer advances	(214)	(478)	(149)	(308)
Other—net	33	3	73	4
Net cash provided by (used in) operating activities	100	(32)	446	499
Investing Activities:
Additions to property, plant and equipment	(703)	(587)	(1,379)	(1,032)
Proceeds from sale of property, plant and equipment	—	5	2	8
Proceeds from sale of equity method investment	—	13	—	13
Withdrawals from restricted cash funds	5	9	16	32
Other—net	2	(11)	3	(22)
Net cash used in investing activities	(696)	(571)	(1,358)	(1,001)
Financing Activities:
Proceeds from short-term borrowings	—	—	150	—
Payments of short-term borrowings	—	—	(150)	—
Financing fees	(5)	—	(5)	(2)
Dividends paid on common stock	(70)	(71)	(140)	(143)
Issuance of noncontrolling interest in CFN	—	—	2,800	—
Distributions to noncontrolling interest	(7)	(10)	(20)	(21)
Purchases of treasury stock	—	(287)	—	(523)
Issuances of common stock under employee stock plans	—	1	—	7
Excess tax benefit from stock-based compensation	—	1	—	2
Net cash (used in) provided by financing activities	(82)	(366)	2,635	(680)
Effect of exchange rate changes on cash and cash equivalents	(3)	—	(1)	(5)
(Decrease) increase in cash and cash equivalents	(681)	(969)	1,722	(1,187)
Cash and cash equivalents at beginning of period	2,689	1,779	286	1,997
Cash and cash equivalents at end of period	$2,008	$810	$2,008	$810

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings (GAAP measure) to EBITDA and adjusted EBITDA (non-GAAP measures):

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interests. The company has presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA because management uses adjusted EBITDA, and believes it is useful to investors, as a supplemental financial measure in the comparison of year-over-year performance.

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(in millions)
Net earnings attributable to common stockholders	$47	$352	$73	$583
Interest expense (income)—net	60	29	97	62
Income taxes(1)	95	189	110	302
Depreciation and amortization	181	104	327	219
Less: other adjustments	(54)	(4)	(71)	(10)
EBITDA	329	670	536	1,156

Unrealized net mark-to-market (gain) loss on natural gas derivatives	(211)	(19)	(190)	(47)
Transaction costs(2)	165	—	179	—
Expansion project expenses	19	12	35	21
Loss (gain) on foreign currency derivatives	2	(4)	(1)	19
Loss (gain) on foreign currency transactions(3)	38	6	83	(14)
Loss on sale of equity method investments	—	43	—	43
Total adjustments	13	38	106	22

Adjusted EBITDA	$342	$708	$642	$1,178
_______________________________________________________________________________

(1)	Includes the tax benefit of $11 million on loss on sale of non-operating equity method investment for both the three and six months ended June 30, 2015.

(2)
Transaction costs include the $150 million termination fee paid by CF Holdings to OCI in the second quarter of 2016 as a result of the termination of the combination agreement with OCI and costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI and the company's strategic venture with CHS.

(3)	Loss (gain) on foreign currency transactions primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested.

Reconciliation of net earnings attributable to common stockholders (GAAP measure) to adjusted net earnings and adjusted net earnings per diluted share (non-GAAP measures):
Adjusted net earnings is defined as net earnings attributable to common stockholders adjusted with the impacts of the selected items included in net earnings as summarized in the table below. The company has presented adjusted net earnings and adjusted net earnings per diluted share because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(in millions)
Net earnings attributable to common stockholders	$47	$352	$73	$583

Unrealized net mark-to-market (gain) loss on natural gas derivatives	(211)	(19)	(190)	(47)
Transaction costs(1)	165	—	179	—
Expansion project expenses	19	12	35	21
Loss (gain) on foreign currency derivatives	2	(4)	(1)	19
Loss (gain) on foreign currency transactions(2)	38	6	83	(14)
Financing costs related to bridge loan commitment fee(3)	28	—	28	—
Loss on sale of equity method investments	—	43	—	43
Income tax adjustments(4)	(11)	(10)	(37)	(5)
Total adjustments	30	28	97	17

Adjusted net earnings	$77	$380	$170	$600

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net earnings per diluted share attributable to common stockholders	$0.20	$1.49	$0.31	$2.44

Unrealized net mark-to-market (gain) loss on natural gas derivatives	(0.90)	(0.08)	(0.81)	(0.20)
Transaction costs(1)	0.71	—	0.76	—
Expansion project expenses	0.08	0.05	0.15	0.09
Loss (gain) on foreign currency derivatives	0.01	(0.02)	—	0.08
Loss (gain) on foreign currency transactions(2)	0.16	0.03	0.35	(0.06)
Financing costs related to bridge loan commitment fee(3)	0.12	—	0.12	—
Loss on sale of equity method investments	—	0.18	—	0.18
Income tax adjustments(4)	(0.05)	(0.04)	(0.16)	(0.01)
Total adjustments	0.13	0.12	0.41	0.08

Adjusted net earnings per diluted share	$0.33	$1.61	$0.72	$2.52
_______________________________________________________________________________

(1)
Transaction costs include the $150 million termination fee paid by CF Holdings to OCI in the second quarter of 2016 as a result of the termination of the combination agreement with OCI and costs of various consulting and legal services associated with the company's proposed combination with certain businesses of OCI and the company's strategic venture with CHS.

(2)	Loss (gain) on foreign currency transactions primarily relates to the unrealized foreign currency exchange rate impact on intercompany debt that has not been permanently invested.

(3)	Not included in the calculation of EBITDA.

(4)
Represents the adjustment to the GAAP basis tax provision reflecting the tax impact of the other non-GAAP adjustments. The income tax adjustments for the three and six months ended June 30, 2016 also include the tax impact of certain transaction costs that were capitalized in prior tax periods and that are now deductible as a result of the termination of the combination agreement with OCI.